Exhibit 99.1

TransDigm Group Reports Fiscal 2022 Third Quarter Results and Declares a Special Cash Dividend of $18.50 Per Share

Cleveland, Ohio, August 9, 2022/PRNewswire/ -- TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today reported results for the third quarter ended July 2, 2022. The Company also announced that its Board of Directors has authorized and declared a special cash dividend of $18.50 on each outstanding share of common stock and cash dividend equivalent payments under options granted under its stock options plans. The record date for the special dividend is August 19, 2022, and the payment date for the dividend is August 26, 2022.
Third quarter highlights include:
•Net sales of $1,398 million, up 15% from $1,218 million in the prior year's quarter;
•Income from continuing operations of $239 million;
•Earnings per share from continuing operations of $4.10;
•EBITDA As Defined of $696 million, up 25% from $559 million in the prior year's quarter;
•EBITDA As Defined margin of 49.8%, up 390 basis points from the prior year's quarter;
•Adjusted earnings per share of $4.85, up 46% from $3.33 in the prior year's quarter;
•Strong operating cash flow generation of $309 million; and
•Repurchase of $245 million of Company stock during the quarter, equating to 443,598 shares.
The Company's full fiscal 2022 guidance remains suspended as a result of the continued disruption in our primary commercial end markets. Refer to the "Fiscal 2022 Outlook" section below for further information.
Quarter-to-Date Results
Net sales for the quarter increased 14.8%, or $180 million, to $1,398 million from $1,218 million in the comparable quarter a year ago. Organic sales growth as a percentage of net sales was 16.7%.
Income from continuing operations for the quarter decreased $78 million, or 24.6%, to $239 million from $317 million in the comparable quarter a year ago. The decrease in income from continuing operations primarily reflects the higher effective tax rate and a pension settlement charge for the Esterline Retirement Plan. The comparable quarter a year ago also included the benefit of the net gain on sale recognized as a result of the divestitures completed during the third quarter of fiscal 2021. These unfavorable items contributing to the decrease in income from continuing operations were partially offset by the increase in net sales described above and favorable sales mix, along with lower one-time refinancing costs.
Adjusted net income for the quarter increased 44.8% to $281 million, or $4.85 per share, from $194 million, or $3.33 per share, in the comparable quarter a year ago.
EBITDA for the quarter increased 12.4% to $643 million from $572 million for the comparable quarter a year ago. EBITDA As Defined for the quarter increased 24.5% to $696 million compared with $559 million in the comparable quarter a year ago. EBITDA As Defined as a percentage of net sales for the quarter was 49.8% compared with 45.9% in the comparable quarter a year ago.

During the thirteen week period ended July 2, 2022, TransDigm repurchased 443,598 shares of its common stock with a weighted-average price per share of $553.62 at an aggregate cost of approximately $245 million.
As previously reported, on May 25, 2022, TransDigm completed the acquisition of DART Aerospace ("DART"), a portfolio company of Greenbriar Equity Group, L.P., for approximately $360 million in cash. DART is an industry leader in helicopter mission equipment with established positions on a diverse range of rotary-wing platforms.
“Global air traffic continues to trend upwards with the pent-up demand for air travel. This positive momentum bodes well for the commercial aerospace recovery. Domestic air travel remains the leader in the air traffic recovery, but the international air traffic recovery made strides these past few months as more passengers returned to long-haul travel,” stated Kevin Stein, TransDigm Group's President and Chief Executive Officer. “I am pleased to see another quarter of sequential improvement in our commercial aftermarket revenues, with the commercial aftermarket bookings for the quarter outpacing revenues. We also saw further sequential expansion of our EBITDA As Defined margin this quarter to 49.8%. This was a result of the continued recovery in our commercial aftermarket revenues, coupled with careful management of our cost structure and focus on our operating strategy.
During the quarter, we returned $245 million of capital to shareholders via open market repurchases of our common stock. We view these repurchases like any other capital investment, and we expect this investment will meet or exceed our long-term return objectives.
Additionally, given the significant amount of cash currently available, our solid operating performance and ongoing expectations, we believe that this is the appropriate time to declare and pay a special dividend, as we have done in the past. The payout of a special dividend of $18.50 per share will leave us with significant liquidity and financial flexibility to meet any likely range of capital requirements or other opportunities.
In the aggregate, thus far this fiscal year, we have deployed approximately $2.4 billion of capital across the DART acquisition, today’s announced dividend, and share repurchases. As you know, we are always continuously evaluating our capital allocation options and are pleased to have deployed this amount of capital across the range of options available to us.”
Year-to-Date Results
Net sales for the thirty-nine week period ended July 2, 2022 increased 11.4%, or $400 million, to $3,919 million from $3,519 million in the comparable period a year ago. Organic sales growth as a percentage of net sales was 13.6%.
Income from continuing operations for the thirty-nine week period ended July 2, 2022 increased $128 million, or 27.1%, to $601 million from $473 million in the comparable period a year ago. The increase in income from continuing operations primarily reflects the increase in net sales described above and favorable sales mix, along with lower COVID-19 restructuring costs and lower one-time refinancing costs, partially offset by a higher effective tax rate. The comparable period a year ago also included the benefit of the net gain on sale recognized as a result of the divestitures completed during the third quarter of fiscal 2021.
GAAP earnings per share were reduced in fiscal 2022 and 2021 by $0.78 per share and $1.24 per share, respectively, as a result of dividend equivalent payments made during each year. As a reminder, GAAP earnings per share are reduced when TransDigm makes dividend equivalent payments pursuant to the Company's stock option plans. These dividend equivalent payments are made during the Company's first fiscal quarter each year and also upon payment of any special dividends.

Adjusted net income for the thirty-nine week period ended July 2, 2022 increased 48.9% to $685 million, or $11.68 per share, from $460 million, or $7.88 per share, in the comparable period a year ago.
EBITDA for the thirty-nine week period ended July 2, 2022 increased 24.0% to $1,753 million from $1,414 million for the comparable period a year ago. EBITDA As Defined for the period increased 22.0% to $1,894 million compared with $1,552 million in the comparable period a year ago. EBITDA As Defined as a percentage of net sales for the period was 48.3% compared with 44.1% in the comparable period a year ago.
During the thirty-nine week period ended July 2, 2022, TransDigm repurchased 1,490,413 shares of its common stock with a weighted-average price per share of $612.13 at an aggregate cost of approximately $912 million. As previously reported, on January 27, 2022, our Board of Directors authorized a new $2,200 million stock repurchase program to replace the existing program permitting the repurchase of a portion of TransDigm's outstanding shares. As of July 2, 2022, the remaining amount of repurchases allowed under the new program was approximately $1,288 million.
Please see the attached tables for a reconciliation of income from continuing operations to EBITDA, EBITDA As Defined, and adjusted net income; a reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined, and a reconciliation of earnings per share to adjusted earnings per share for the periods discussed in this press release.
Fiscal 2022 Outlook
Given the considerable uncertainty around the extent and duration of business disruptions related to the COVID-19 pandemic and its impact on our primary commercial OEM and commercial aftermarket end markets, the Company is not providing full fiscal year 2022 guidance. Information regarding fiscal 2022 EBITDA As Defined margins, expected defense market revenue growth, tax rates, interest expense, capital expenditures and select accounting information is included in the slide presentation available for today's earnings call.
Earnings Conference Call
TransDigm Group will host a conference call for investors and security analysts on August 9, 2022, beginning at 11:00 a.m., Eastern Time. To join the call telephonically, please register for the call at https://register.vevent.com/register/BI198da0d708c042ce9c77cf865ef01588. Once registered, participants will receive the dial-in information and a unique pin to access the call. The dial-in information and unique pin will be sent to the email used to register for the call. The unique pin is exclusive to the registrant and can only be used by one person at a time. A live audio webcast of the call can also be accessed online at http://www.transdigm.com. A slide presentation will also be available for reference during the conference call; go to the investor relations page of our website and click on “Presentations.”
The call will be archived on the website and available for replay at approximately 2:00 p.m., Eastern Time.

About TransDigm Group
TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, batteries and chargers, engineered latching and locking devices, engineered rods, engineered connectors and elastomer sealing solutions, databus and power controls, cockpit security components and systems, specialized and advanced cockpit displays, engineered audio, radio and antenna systems, specialized lavatory components, seat belts and safety restraints, engineered and customized interior surfaces and related components, advanced sensor products, switches and relay panels, thermal protection and insulation, lighting and control technology, parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.
Non-GAAP Supplemental Information
EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income and adjusted earnings per share are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. TransDigm Group defines EBITDA as earnings before interest, taxes, depreciation and amortization and defines EBITDA As Defined as EBITDA plus certain non-operating items recorded as corporate expenses, including non-cash compensation charges incurred in connection with TransDigm Group's stock incentive plans, restructuring costs related to TransDigm Group's cost reduction measures in response to the COVID-19 pandemic, foreign currency gains and losses, acquisition-integration costs, acquisition and divestiture transaction-related expenses, and refinancing costs. COVID-19 restructuring costs represent actions taken by the Company to reduce its workforce to align with customer demand, as well as incremental costs related to the pandemic that are not expected to recur once the pandemic has subsided and are clearly separable from normal operations (e.g., additional cleaning and disinfecting of facilities by contractors above and beyond normal requirements, personal protective equipment). Acquisition and divestiture-related costs represent accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into the Company’s operations, facility relocation costs and other acquisition-related costs; transaction-related costs for both acquisitions and divestitures comprising deal fees; legal, financial and tax diligence expenses and valuation costs that are required to be expensed as incurred and other acquisition accounting adjustments. TransDigm Group defines adjusted net income as net income plus purchase accounting backlog amortization expense, effects from the sale on businesses, non-cash compensation charges incurred in connection with TransDigm Group's stock incentive plans, restructuring costs related to TransDigm Group's cost reduction measures in response to the COVID-19 pandemic, foreign currency gains and losses, acquisition-integration costs, acquisition transaction-related expenses, and refinancing costs. EBITDA As Defined Margin represents EBITDA As Defined as a percentage of net sales. TransDigm Group defines adjusted diluted earnings per share as adjusted net income divided by the total shares for basic and diluted earnings per share. For more information regarding the computation of EBITDA, EBITDA As Defined and adjusted net income and adjusted earnings per share, please see the attached financial tables.

TransDigm Group presents these non-GAAP financial measures because it believes that they are useful indicators of its operating performance. TransDigm Group believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure operating performance among companies with different capital structures, effective tax rates and tax attributes, capitalized asset values and employee compensation structures, all of which can vary substantially from company to company. In addition, analysts, rating agencies and others use EBITDA to evaluate a company’s ability to incur and service debt. EBITDA As Defined is used to measure TransDigm Inc.’s compliance with the financial covenant contained in its credit facility. TransDigm Group’s management also uses EBITDA As Defined to review and assess its operating performance, to prepare its annual budget and financial projections and to review and evaluate its management team in connection with employee incentive programs. Moreover, TransDigm Group’s management uses EBITDA As Defined to evaluate acquisitions and as a liquidity measure. In addition, TransDigm Group’s management uses adjusted net income as a measure of comparable operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.
None of EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income or adjusted earnings per share is a measurement of financial performance under U.S. GAAP and such financial measures should not be considered as an alternative to net income, operating income, earnings per share, cash flows from operating activities or other measures of performance determined in accordance with U.S. GAAP. In addition, TransDigm Group’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.
Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of these non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with U.S. GAAP. Some of these limitations are:

•	neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements, necessary to service interest payments on our indebtedness;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

•	the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

•	neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

•	EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

Forward-Looking Statements
Statements in this press release that are not historical facts, including statements under the heading “Fiscal 2022 Outlook,” are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements.
All forward-looking statements involve risks and uncertainties that could cause TransDigm Group’s actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: the impact that the COVID-19 pandemic has on the TransDigm Group's business, results of operations, financial condition and liquidity; the sensitivity of TransDigm Group's business to the number of flight hours that its customers’ planes spend aloft and its customers’ profitability, both of which are affected by general economic conditions; future geopolitical or other worldwide events; cyber-security threats, natural disasters and climate change-related events; TransDigm Group's reliance on certain customers; the U.S. defense budget and risks associated with being a government supplier including government audits and investigations; failure to maintain government or industry approvals; failure to complete or successfully integrate acquisitions; TransDigm Group's indebtedness; potential environmental liabilities; liabilities arising in connection with litigation; climate-related regulations; increases in raw material costs, taxes and labor costs that cannot be recovered in product pricing; risks and costs associated with TransDigm Group's international sales and operations; and other factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021 and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Investor Relations
216-706-2945
ir@transdigm.com

TRANSDIGM GROUP INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRTEEN AND THIRTY-NINE WEEK PERIODS ENDED				Table 1
JULY 2, 2022 AND JULY 3, 2021
(Amounts in millions, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
NET SALES	$1,398	$1,218	$3,919	$3,519
COST OF SALES	582	563	1,706	1,731
GROSS PROFIT	816	655	2,213	1,788
SELLING AND ADMINISTRATIVE EXPENSES	184	172	537	531
AMORTIZATION OF INTANGIBLE ASSETS	33	36	102	101
INCOME FROM OPERATIONS	599	447	1,574	1,156
INTEREST EXPENSE—NET	269	263	799	798
REFINANCING COSTS	—	13	—	36
OTHER EXPENSE (INCOME)	21	(5)	15	(37)
GAIN ON SALE OF BUSINESSES—NET	(3)	(68)	(6)	(69)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	312	244	766	428
INCOME TAX PROVISION (BENEFIT)	73	(73)	165	(45)
INCOME FROM CONTINUING OPERATIONS	239	317	601	473
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	—	—	1	—
NET INCOME	239	317	602	473
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(1)	—	(2)	(2)
NET INCOME ATTRIBUTABLE TO TD GROUP	$238	$317	$600	$471
NET INCOME APPLICABLE TO TD GROUP COMMON STOCKHOLDERS	$238	$317	$554	$398
Earnings per share attributable to TD Group common stockholders
Earnings per share from continuing operations—basic and diluted	$4.10	$5.43	$9.42	$6.83
Earnings per share from discontinued operations—basic and diluted	—	—	0.02	—
Earnings per share	$4.10	$5.43	$9.44	$6.83
Weighted-average shares outstanding:
Basic and diluted	58.0	58.4	58.7	58.4

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF EBITDA,
EBITDA AS DEFINED TO INCOME FROM CONTINUING OPERATIONS
FOR THE THIRTEEN AND THIRTY-NINE WEEK PERIODS ENDED				Table 2
JULY 2, 2022 AND JULY 3, 2021
(Amounts in millions, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Income from continuing operations	$239	$317	$601	$473
Adjustments:
Depreciation and amortization expense	61	65	188	188
Interest expense, net	269	263	799	798
Income tax provision (benefit)	74	(73)	165	(45)
EBITDA	643	572	1,753	1,414
Adjustments:
Acquisition and divestiture transaction-related expenses and adjustments (1)	5	6	13	24
Non-cash stock compensation expense (2)	36	35	115	105
Refinancing costs (3)	—	13	—	36
COVID-19 pandemic restructuring costs (4)	—	1	—	40
Gain on sale of businesses, net (5)	(3)	(68)	(6)	(69)
Other, net (6)	15	—	19	2
Gross Adjustments to EBITDA	53	(13)	141	138
EBITDA As Defined	$696	$559	$1,894	$1,552
EBITDA As Defined, Margin (7)	49.8%	45.9%	48.3%	44.1%

(1)
Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group’s operations, facility relocation costs and other acquisition-related costs; transaction-related costs for both acquisitions and divestitures comprising deal fees, legal, financial and tax due diligence expenses, and valuation costs that are required to be expensed as incurred.

(2)	Represents the compensation expense recognized by TD Group under our stock incentive plans.

(3)	Represents costs expensed related to debt financing activities, including new issuances, extinguishments, refinancings and amendments to existing agreements.

(4)
Represents restructuring costs related to the Company's cost reduction measures in response to the COVID-19 pandemic of $36 million for the thirteen and thirty-nine week periods ended July 3, 2021, respectively. These are costs related to the Company's actions to reduce its workforce and consolidate certain facilities to align with customer demand. This also includes $1 million and $4 million for the thirteen and thirty-nine week periods ended July 3, 2021, respectively, of incremental costs related to the pandemic that are not expected to recur once the pandemic has subsided and are clearly separable from normal operations (e.g., additional cleaning and disinfecting of facilities by contractors above and beyond normal requirements, personal protective equipment, etc.). Restructuring costs incurred in response to the COVID-19 pandemic for the thirteen and thirty-nine week periods ended July 2, 2022 were not material.

(5)	Represents the net gain on sale of businesses, which is primarily attributable to the net gain on sale recognized as a result of the divestitures completed during the third quarter of fiscal 2021.

(6)
Primarily represents foreign currency transaction gain or loss, payroll withholding taxes related to special dividend and dividend equivalent payments and stock option exercises, non-service related pension costs including the pension settlement charge for the Esterline Retirement Plan, deferred compensation and gain or loss on sale of fixed assets.

(7)	The EBITDA As Defined margin represents the amount of EBITDA As Defined as a percentage of net sales.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF
REPORTED EARNINGS PER SHARE TO
ADJUSTED EARNINGS PER SHARE
FOR THE THIRTEEN AND THIRTY-NINE WEEK PERIODS ENDED				Table 3
JULY 2, 2022 AND JULY 3, 2021
(Amounts in millions, except per share amounts)
(Unaudited)
	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
Reported Earnings Per Share
Income from continuing operations	$239	$317	$601	$473
Less: Net income attributable to noncontrolling interests	(1)	—	(2)	(2)
Net income from continuing operations attributable to TD Group	238	317	599	471
Less: Special dividends declared or paid on participating securities, including dividend equivalent payments	—	—	(46)	(73)
Income from discontinued operations, net of tax	—	—	1	—
Net income applicable to TD Group common stockholders—basic and diluted	$238	$317	$554	$398
Weighted-average shares outstanding under the two-class method
Weighted-average common shares outstanding	54.4	55.0	55.0	54.8
Vested options deemed participating securities	3.6	3.4	3.7	3.6
Total shares for basic and diluted earnings per share	58.0	58.4	58.7	58.4
Earnings per share from continuing operations—basic and diluted	$4.10	$5.43	$9.42	$6.83
Earnings per share from discontinued operations—basic and diluted	—	—	0.02	—
Earnings per share	$4.10	$5.43	$9.44	$6.83
Adjusted Earnings Per Share
Income from continuing operations	$239	$317	$601	$473
Gross adjustments to EBITDA	53	(13)	141	138
Purchase accounting backlog amortization	1	3	6	7
Tax adjustment (1)	(12)	(113)	(63)	(158)
Adjusted net income	$281	$194	$685	$460
Adjusted diluted earnings per share under the two-class method	$4.85	$3.33	$11.68	$7.88
Diluted Earnings Per Share to Adjusted Earnings Per Share
Diluted earnings per share from continuing operations	$4.10	$5.43	$9.42	$6.83
Adjustments to diluted earnings per share:
Inclusion of the dividend and dividend equivalent payments	—	—	0.78	1.24
Acquisition and divestiture transaction-related expenses and adjustments	0.09	0.13	0.24	0.44
Non-cash stock compensation expense	0.47	0.50	1.47	1.45
Refinancing costs	—	0.18	—	0.50
Tax adjustment on income from continuing operations before taxes (1)	—	(1.97)	(0.44)	(2.22)
COVID-19 pandemic restructuring costs	—	0.02	—	0.54
Gain on sale of businesses, net	(0.04)	(0.96)	(0.08)	(0.95)
Other, net	0.23	—	0.29	0.05
Adjusted earnings per share	$4.85	$3.33	$11.68	$7.88

(1)
For the thirteen and thirty-nine week periods ended July 2, 2022, the Tax adjustment represents the tax effect of the adjustments at the applicable effective tax rate, as well as the impact on the effective tax rate when excluding the excess tax benefits on stock option exercises. For the thirteen and thirty-nine week periods ended July 3, 2021, the Tax adjustment represents the tax effect of the adjustments at the applicable effective tax rate, as well as the impact on the effective tax rate when excluding the release of the valuation allowance applicable to the net interest deduction limitation carryforward and the discrete impact of excess tax benefits on stock option exercises. Interest expense and stock compensation expense are excluded from adjusted net income and therefore we have excluded the impact that the release of the valuation allowance applicable to the net interest deduction limitation carryforward and excess tax benefits on stock option exercises have on the effective tax rate for determining adjusted net income.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - RECONCILIATION OF NET CASH
PROVIDED BY OPERATING ACTIVITIES TO EBITDA,
EBITDA AS DEFINED
FOR THE THIRTY-NINE WEEK PERIODS ENDED		Table 4
JULY 2, 2022 AND JULY 3, 2021
(Amounts in millions)
(Unaudited)
	Thirty-Nine Week Periods Ended
	July 2, 2022	July 3, 2021
Net cash provided by operating activities	$675	$624
Adjustments:
Changes in assets and liabilities, net of effects from acquisitions and sales of businesses	220	33
Interest expense, net (1)	773	772
Income tax provision - current	166	10
Loss contract amortization	28	47
Non-cash stock compensation expense (2)	(115)	(105)
Refinancing costs (3)	—	(36)
Gain on sale of businesses, net (4)	6	69
EBITDA	1,753	1,414
Adjustments:
Acquisition and divestiture transaction-related expenses and adjustments (5)	13	24
Non-cash stock compensation expense (2)	115	105
Refinancing costs (3)	—	36
COVID-19 pandemic restructuring costs (6)	—	40
Gain on sale of businesses, net (4)	(6)	(69)
Other, net (7)	19	2
EBITDA As Defined	$1,894	$1,552

(1)	Represents interest expense excluding the amortization of debt issuance costs and premium and discount on debt.

(2)	Represents the compensation expense recognized by TD Group under our stock incentive plans.

(3)	Represents costs expensed related to debt financing activities, including new issuances, extinguishments, refinancings and amendments to existing agreements.

(4)	Represents the net gain on sale of businesses, which is primarily attributable to the net gain on sale recognized as a result of the divestitures completed during the third quarter of fiscal 2021.

(5)
Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group’s operations, facility relocation costs and other acquisition-related costs; transaction-related costs for both acquisitions and divestitures comprising deal fees, legal, financial and tax due diligence expenses, and valuation costs that are required to be expensed as incurred.

(6)
Represents restructuring costs related to the Company's cost reduction measures in response to the COVID-19 pandemic of $36 million for the thirty-nine week period ended July 3, 2021. These are costs related to the Company's actions to reduce its workforce and consolidate certain facilities to align with customer demand. This also includes $4 million for the thirty-nine week period ended July 3, 2021 of incremental costs related to the pandemic that are not expected to recur once the pandemic has subsided and are clearly separable from normal operations (e.g., additional cleaning and disinfecting of facilities by contractors above and beyond normal requirements, personal protective equipment, etc.). Restructuring costs incurred in response to the COVID-19 pandemic for the thirty-nine week period ended July 2, 2022 were not material.

(7)
Primarily represents foreign currency transaction gain or loss, payroll withholding taxes related to special dividend and dividend equivalent payments and stock option exercises, non-service related pension costs including the pension settlement charge for the Esterline Retirement Plan, deferred compensation and gain or loss on sale of fixed assets.

TRANSDIGM GROUP INCORPORATED
SUPPLEMENTAL INFORMATION - BALANCE SHEET DATA		Table 5
(Amounts in millions)
(Unaudited)
	July 2, 2022	September 30, 2021
Cash and cash equivalents	$3,808	$4,787
Trade accounts receivable—Net	883	791
Inventories—Net	1,320	1,185
Current portion of long-term debt	77	277
Short-term borrowings—trade receivable securitization facility	350	349
Accounts payable	248	227
Accrued and other current liabilities	669	810
Long-term debt	19,382	19,372
Total TD Group stockholders’ deficit	(2,976)	(2,916)